Exhibit 99.1

ALTA EQUIPMENT HOLDINGS, INC.
AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholder of Alta Equipment Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Alta Equipment Holdings, Inc. and Subsidiaries (the Company) as of December 31, 2019, and the related consolidated statements of stockholder’s (deficit) equity, operations, and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers, (Topic 606), effective January 1, 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ UHY LLP

Sterling Heights, Michigan

March 25, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 13, 2019

To the Board of Directors and Stockholders
Alta Equipment Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Alta Equipment Holdings, Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of stockholders’ equity, income, and cash flows for each of the years in the two-year period ended December 31, 2018, as well as the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

CERTIFIED PUBLIC ACCOUNTANTS
Detroit, Michigan

We have served as the Company’s auditor since 2019.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(in millions, except share and per share amounts)	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS
Cash	$—	$1.5
Accounts receivable, net	101.2	65.9
Inventories, net	137.2	109.7
Prepaid expenses and other current assets	5.7	3.3
Total current assets	244.1	180.4

PROPERTY AND EQUIPMENT, NET	196.5	152.5
OTHER ASSETS
Goodwill	8.6	7.6
Intangible assets, net	3.0	0.1
Other assets	2.0	2.0
Total other assets	13.6	9.7

TOTAL ASSETS	$454.2	$342.6

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Lines of credit	$72.5	$27.7
Floor plan payable – new equipment	87.7	68.3
Floor plan payable – used and rental equipment	112.5	108.6
Current portion of long-term debt	7.1	8.0
Accounts payable	31.1	22.5
Customer deposits	7.2	2.8
Accrued expenses	16.0	8.3
Other current liabilities	9.3	5.0
Total current liabilities	343.4	251.2

LONG-TERM LIABILITIES
Long-term debt, net of current portion	86.5	70.1
Capital lease obligations, net of current portion	1.4	1.2
Buyback residual obligations, net of current portion	0.7	0
Guaranteed purchase obligation, net of current portion	9	1.7
Lease liability, net of current portion	3.7	0.9
Other liabilities	3.1	3.6
Warrant liability	29.6	1.7
TOTAL LIABILITIES	$477.4	$330.4

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.01 par value, 300,000 shares authorized; 18,980 issued and outstanding at December 31, 2019 and 2018	—	—
Retained earnings (deficit)	(23.2)	12.2
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(23.2)	12.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$454.2	$342.6

The accompanying notes are an integral part of these consolidated financial statements.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
(in millions, except share and per share amounts)	2019	2018
Revenues:
New and used equipment sales	$244.6	$181.7
Parts sales	82.7	61.3
Service revenue	92.7	61.6
Rental revenue	95.2	74.1
Rental equipment sales	42.2	34.3
Net revenue	$557.4	$413.0

Cost of revenues:
New and used equipment sales	215.4	158.1
Parts sales	54.1	40.6
Service revenue	34.6	24.2
Rental revenue	17.5	15.1
Rental depreciation	47.3	34.4
Rental equipment sales	36.4	30.5
Cost of revenue	$405.3	$302.9

Gross profit	$152.1	$110.1

General and administrative expenses	137.6	92.0
Depreciation and amortization expense	2.8	2.3
Total general and administrative expenses	140.4	94.3

Income from operations	$11.7	$15.8

Other income (expense)
Interest expense, floor plan payable – new equipment	(2.9)	(1.9)
Interest expense – other	(17.6)	(13.2)
Other income	1.3	1.2
Change in fair market value of warrants	(27.9)	(0.4)
Total other income (expense)	$(47.1)	$(14.3)

Net income (loss)	$(35.4)	$1.5

The accompanying notes are an integral part of these consolidated financial statements.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)

(amounts in millions, except share amounts)	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholder’s Equity (Deficit)
	Number of Shares	Amount
Balance at January 1, 2018	18,980	—	—	$10.7	$10.7
Net income (loss)				1.5	1.5
Balance at December 31, 2018	18,980	—	—	12.2	12.2
Net income (loss)				(35.4)	(35.4)
Balance at December 31, 2019	18,980	—	—	$(23.2)	$(23.2)

The accompanying notes are an integral part of these consolidated financial statements.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period Ended December 31,
(amounts in millions)	2019	2018
OPERATING ACTIVITIES
Net income (loss)	$(35.4)	$1.5
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	50.1	37.1
Inventory obsolescence	0.8	0.5
Gain on sale of assets	(0.1)	(0.1)
Provision for bad debt	1.8	1.3
Paid-in-kind interest	6.5	4.7
Interest expense – debt issuance costs	0.8	0.8
Interest expense – debt discount	0.2	0.2
Change in fair value of warrants	27.9	0.4
Changes in:
Accounts receivable	(23.2)	(14.0)
Inventories	(35.8)	(64.2)
Prepaid expenses and other assets	(2.0)	1.4
Proceeds from floor plans with manufacturers	213.9	209.3
Payments under floor plans with manufacturers	(230.4)	(175.4)
Accounts payable, accrued expenses, customer deposits, and other current liabilities	18.8	(5.2)
Leases and other liabilities	0.6	(1.9)
Net cash used in operating activities	$(5.5)	$(3.6)

INVESTING ACTIVITIES
Proceeds from the sale of assets	0.1	0.3
Expenditures for property and equipment	(22.3)	(34.6)
Expenditures for acquisitions, net of cash acquired	(65.6)	(4.7)
Net activity on notes and land contract receivable	—	(0.4)
Net cash used in investing activities	$(87.8)	$(39.4)

FINANCING ACTIVITIES
Expenditures for debt issuance costs	(0.1)	(0.3)
Proceeds from lines of credit	182.7	20.2
Payments under lines of credit	(138.0)	(5.5)
Proceeds from floor plans with unaffiliated source	119.8	72.5
Payments under floor plans with unaffiliated source	(79.7)	(54.1)
Proceeds from issuance of long-term debt	20.0	20.4
Payments on long-term debt	(12.0)	(8.1)
Payments on capital lease obligations	(0.9)	(0.7)
Net cash provided by financing activities	$91.8	$44.4

NET CHANGE IN CASH	(1.5)	1.4

Cash, Beginning of year	1.5	0.2
Cash, End of year	$(0.0)	$1.5

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$13.2	$8.8

Non-cash investing and financing activities:
Equipment acquired through capital lease	$0.1	$0.5

The accompanying notes are an integral part of these consolidated financial statements.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Alta Equipment Holdings, Inc. is the holding company for Alta Holding Partnership, LLC. Alta Holding Partnership, LLC is the holding company for Alta Enterprises, LLC.

Alta Enterprises, LLC is the holding company for Alta Industrial Equipment Michigan, LLC; Alta Industrial Equipment Company, LLC; Alta Construction Equipment, LLC; Alta Construction Equipment IL, LLC; Alta Heavy Equipment Services, LLC; and NITCO, LLC (collectively, the “Company”). The Company is engaged in the retail sale, service, and rental of lift trucks and construction equipment in the states of Michigan, Illinois, and Indiana as well as the Northeastern part of the United States.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the consolidated accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany transactions and balances have been eliminated in the preparation of the consolidated financial statements. Certain amounts in the prior year have been reclassified to conform with the presentation in the current year.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company records trade accounts receivables at sales value and establishes specific reserves for certain customer accounts identified as known collection problems due to insolvency, disputes or other collection issues. The amounts of the specific reserves estimated by management are based on the following assumptions and variables: the customer’s financial position, age of the customer’s receivables and changes in payment schedules. In addition to the specific reserves, management establishes a non-specific allowance for doubtful accounts by applying specific percentages to the different receivable aging categories (excluding the specifically reserved accounts). The percentage applied against the aging categories increases as the accounts become further past due. The allowance for doubtful accounts is charged with the write-off of uncollectible customer accounts.

Credit risk can be negatively impacted by adverse changes in the economy or by disruptions in the credit markets. However, the Company believes that credit risk with respect to trade accounts receivable is somewhat mitigated by the Company’s credit evaluation procedures. Although generally no collateral is required, when feasible, mechanics’ liens are filed and personal guarantees are signed to protect the Company’s interests.

Concentration of Supplier Risk

The Company purchases a significant portion of their inventory and related equipment and rental fleet from two vendors. The Company purchased approximately 43% and 48% of total purchases from these vendors for the years ended December 31, 2019 and 2018, respectively. Although no change in suppliers is anticipated, the occurrence of such a change could cause a possible loss of sales and adversely affect operating results.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash Equivalents

The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable/Allowance of Doubtful Accounts

The Company records their accounts receivable at invoiced amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates their accounts receivable and establishes an allowance for doubtful accounts, when deemed necessary, based on the history of past write-offs and collections and current credit conditions. At December 31, 2019 and 2018, the Company has recorded an allowance for doubtful accounts in the amount of $4.4 million and $3.1 million, respectively. Generally, the Company does not require collateral for its accounts receivable.

A receivable is considered past due if payments have not been received by the Company for 30 days. At that time, the Company will review all past due accounts and determine what action to take. Certain accounts are turned over to collection, while the Company places liens on others. Accounts will be written off if the accounts are still considered uncollectible at the end of the year. Finance charges associated with late payments of $0.7 million and $0.3 million were recognized as income for the years ended December 31, 2019 and 2018, respectively. Generally, the Company does not accrue interest on past due receivables.

Inventory Valuation

Inventories are stated at the lower of cost or net realizable value. Cost is determined by specific identification for equipment and a weighted-average method for parts. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. Included in new and used inventory is equipment that has either been previously leased or is currently on short-term lease to customers that has been classified as inventory and is available for sale. The Company transfers equipment between inventory and rental fleet based on the expected use of the equipment. This inventory is carried at the cost of the equipment less any accumulated depreciation. At December 31, 2019 and 2018, the Company recorded a reserve for slow moving parts, tires and used equipment inventory in the amount of $1.9 million and $1.4 million, respectively.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The Company capitalizes expenditures for equipment, leasehold improvements, and rental fleet. Expenditures for repairs, maintenance, and minor renewals are expensed as incurred. Expenditures for betterments and major renewals that significantly extend the useful life of the asset are capitalized in the period incurred.

When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet, with any resulting gain or loss being reflected in income from operations.

The Company assigns useful lives to property and equipment categories as follows:

Estimated Useful Life
Transportation equipment	1 – 10 years
Machinery and equipment	2 – 20 years
Office equipment	3 – 10 years
Computer equipment	3 – 10 years
Leasehold improvements	2 – 15 years

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible Assets

Intangible assets with a finite life consist of customer relationships, non-compete agreements, and tradenames and are carried at cost less accumulated amortization. The estimated useful lives of the definite lived intangible assets are as follows:

Estimated Useful Life
Customer relationships	5 – 10 years
Non-compete agreements	2 – 5 years
Tradenames	5 – 10 years

Depreciation and Amortization

For financial reporting purposes, depreciation of property and equipment is determined on a straight-line basis over the estimated useful lives of the assets at acquisition. Depreciation on rental fleet, construction equipment and equipment in inventory leased to customers are depreciated either on a straight-line basis over the term of the lease or as a percentage of rental revenue. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining term of the lease, whichever is shorter.

Depreciation and amortization expense related to non-operational property and equipment and rental fleet is recognized in “general administrative expenses” and “cost of revenues”, respectively, in the Consolidated Statements of Operations.

The Company amortizes the cost of identified intangible assets on a straight-line basis over the expected period of benefit. Amortization expense related to intangible assets is recognized in “general and administrative expenses” in the Consolidated Statements of Operations.

Impairment of Long-lived Assets

The Company evaluates long-lived assets, such as property and equipment and intangible assets subject to amortization, for impairment annually and whenever events or changes in circumstances indicate that the carrying value of any asset group may not be recoverable.

If the estimated future cash flow (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. When reviewing long-lived assets for impairment, the Company groups long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The Company did not identify any impairment of long-lived assets for the years ended December 31, 2019 and 2018.

Goodwill

Pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 350, Intangibles-Goodwill and Other (“ASC 350”), goodwill is recorded as the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair values of the identifiable net assets acquired.

The Company evaluates goodwill for impairment at least annually, or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. Impairment of goodwill is evaluated at the reporting unit level. A reporting unit is defined as an operating segment (i.e. before aggregation or combination), or one level below an operating segment (i.e. a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company may first assess qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. If a quantitative impairment test is performed, the fair value of the reporting unit is estimated using a market approach based on published earnings multiples of comparable entities with similar operations and economic characteristics as well as acquisition multiples paid in recent transactions. The Company elected not to perform a qualitative assessment of goodwill impairment but performed the quantitative impairment test as of December 31, 2019 and 2018. Based on the results of the test, there was no goodwill impairment.

Deferred Financing Costs and Debt Discount

Deferred financing costs include legal, accounting and other direct costs incurred in connection with the issuance and amendments thereto, of the Company’s debt and line of credit. These costs are amortized over the terms of the related debt using the straight-line method which approximates amortization using the effective interest method.

Debt discount and premium is the difference between the price paid to an issuer for the new issue and the prices (below and above, respectively) at which the securities are initially offered to investors or lenders. The amortization expense of deferred financing costs and debt premium and accretion of discounts are included in interest expense as an overall cost of the related financings and are amortized using the straight-line method which approximates amortization using the effective interest method. Such costs are presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount.

Deferred financing costs and debt discounts with an original cost of $5.8 million and $5.4 million at December 31, 2019 and 2018, respectively, and accumulated amortization of $1.9 million and $1.1 million at December 31, 2019 and 2018, respectively, have been deferred. Amortization of these deferred costs was $1.0 million during each of the years ended December 31, 2019 and 2018 and is included in interest expense in the accompanying Consolidated Statements of Operations.

Deferred Transaction Costs

The Company capitalizes certain transaction costs, which primarily consist of direct incremental legal, accounting and other fees relating to the merger transaction (see Note 22 for further discussion). The transaction costs will be offset against proceeds of the reverse recapitalization in periods following the consummation of the merger. As of December 31, 2019, there was $0.7 million deferred as prepaid expenses and other current assets, and no amounts were deferred at December 31, 2018.

Revenue Recognition

Revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the business expects to be entitled to in exchange for those goods or services. Control is transferred when the customer has the ability to direct the use of and obtain the benefits from the goods or services. The majority of the Company’s sales agreements contain performance obligations satisfied at a point in time when control is transferred to the customer. For agreements with multiple performance obligations, which are infrequent, judgment is required to determine whether performance obligations specified in these agreements are distinct and should be accounted for as separate revenue transactions for recognition purposes. In these types of agreements, the Company generally allocates sales prices to each distinct performance obligation based on the observable selling price.

The Company enters into various equipment sales transactions with certain customers, whereby customers purchase equipment from the Company and then lease the equipment to a third party. In some cases, the Company provides a guarantee to repurchase the equipment back at the end of the lease term between the customer and third party lessee at a set residual amount set forth in the initial sales contract or pay the customer for the deficiency, if any, between the sale proceeds received for the equipment and the guaranteed minimum resale value. The Company is

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

precluded from recognizing a sale of equipment if it guarantees to repurchase the sold equipment back or guarantees the resale value of the equipment to the customer for contracts determined to be operating leases. Rather, these transactions are accounted for in accordance with ASC 840, Lease Accounting (“Topic 840”).

Lease liability, with respect to the aforementioned sale transactions, represents the net proceeds upon the equipment’s initial transfer. These amounts, excluding the guaranteed residual value, are recognized into rental revenue on a pro-rata basis over the leased contract period up to the first exercise date of the guarantee. At December 31, 2019 and 2018, the total lease liability relating to these various equipment sale transactions amounted to $5.5 million and $2.0 million respectively. The Company also recognized a liability for its guarantee to repurchase the equipment at the residual amounts of $12.5 million and $2.6 million as of December 31, 2019 and 2018, respectively. The increase from December 31, 2018 to December 31, 2019 is attributable to the acquisition of Northland Industrial Truck Co, Inc. See Note 19 for further detail.

The Company also enters into various rental agreements whereby owned equipment is leased to customers. Revenue from the majority of rental agreements is recognized over the term of the agreement in accordance with Topic 840. A rental contract includes rates for daily, weekly or monthly use, and rental revenues are earned on a daily basis as rental contracts remain outstanding. Because the rental contracts can extend across multiple reporting periods, the Company records unbilled rental revenues and deferred rental revenues at the end of each reporting period. Unbilled rental revenues are included as a component of “Accounts receivable” on the Consolidated Balance Sheets. Rental equipment is also purchased outright (“rental conversions”). Rental revenue and revenue attributable to rental conversions, are recognized in “Rental revenue” and “Rental equipment sales” on the Consolidated Statements of Operations, respectively.

Revenue from periodic maintenance service sales is recognized upon completion of the service. Revenue from guaranteed maintenance contracts is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract, typically three to five years.

Payment terms vary by the type and location of the customer and the products or services offered. Generally, the time between when revenue is recognized, and payment is due is not significant. The Company does not evaluate whether the selling price includes a financing interest component for contracts that are less than a year, or if payment is expected to be received less than a year after the good or service has been provided. Sales and other taxes collected from customers and remitted to government authorities are accounted for on a net basis and, therefore, excluded from revenue. Shipping and handling costs are treated as fulfillment costs and are included in cost of revenue.

Costs to obtain contracts, such as sales commissions, are expensed as incurred given that the terms of the contracts are generally less than one year.

Under bill-and-hold arrangements, revenue is recognized when all configuration work is complete and the equipment has been set aside for final shipment, at which point the Company has determined control has been transferred.

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (‘‘Topic 606”) for the year ended December 31, 2019, effective January 1, 2019. See Note 4 for further discussion.

Deferred Revenue

Deferred revenue with respect to service sales represents the unearned portion of fees related to guaranteed maintenance contracts for customers covering equipment purchased. These amounts are recognized based on an estimated rate at which the services are provided over the life of the contract. The Company also recognizes deferred revenue related to rental agreements. Total deferred revenue relating to both service sales agreements and rental agreements for the years ended December 31, 2019 and 2018 was $4.7 million and $5.0 million, respectively.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advertising and Marketing

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs for the years ended December 31, 2019 and 2018 were $2.7 million and $1.4 million, respectively.

Income Taxes

The Company has been organized as an S Corporation under the Internal Revenue Code, which generally is not a tax paying entity for federal or state income tax purposes. Instead, the stockholder is liable for individual federal and state income taxes on their share of the Company’s taxable income. Accordingly, no provision for federal corporate income taxes has been reflected in the consolidated financial statements. The Company distributes cash in proportion to the stockholder’s quarterly estimated tax amount.

Warrants

The Company has issued warrants, which allow the warrant holders to purchase one share of common units at a specific price for a specified period of time. The Company records the warrants issued based on the fair value at the date of grant and are re-measured at each balance sheet date. The fair value of warrants classified as liabilities at the date of grant is estimated using a market approach.

Fair Value of Financial Instruments

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The FASB fair value measurement guidance established a fair value hierarchy that prioritizes the inputs used to measure fair value. The three broad levels of the fair value hierarchy are as follows:

•        Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities

•        Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly

•        Level 3 — Unobservable inputs for which little or no market data exists, therefore requiring a company to develop its own assumptions

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Business Combinations

The assets acquired, liabilities assumed, and contingent purchase consideration are recorded at fair value on the acquisition date. These estimates are inherently uncertain and are subject to refinement. Management develops estimates based on assumptions as part of the purchase price allocation process to value the assets acquired and liabilities assumed as of the acquisition date. As a result, during the preliminary purchase price measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. After the preliminary purchase price measurement period, the Company will record adjustments to the assets acquired or liabilities assumed in operating expenses in the period in which the adjustments were determined.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

The Company has determined in accordance with ASC 280, Segment Reporting (“Topic 280”), that it has two reportable segments: 1) Industrial Equipment and 2) Construction Equipment. These segments are based upon how the Company allocates resources and assesses performance. See Note 21 regarding segment information.

New Accounting Pronouncements

Recent Accounting Pronouncements Adopted in 2019

Revenue from Contracts with customers (Topic 606)

In May 2014, the FASB issued Topic 606. Entities may adopt Topic 606 retrospectively to each prior reporting period presented (full retrospective method) or with a cumulative effect adjustment recognized to retained earnings at the date of adoption (modified retrospective method). The Company adopted this standard for its annual period ended December 31, 2019 with an effective date of January 1, 2019 using the modified retrospective method for all contracts not completed as of the date of adoption. The adoption of Topic 606 did not result in a cumulative effect adjustment to retained earnings within the Consolidated Financial Statements. The comparative information has not been restated and continues to be reported under ASC Topic 605, Revenue Recognition (“Topic 605”).

Statement of Cash Flows Classification (Topic 230)

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which aims to eliminate the diversity in the presentation of certain cash receipts and cash payments presented and classified in the statement of cash flows. The guidance addresses the following specific cash flow issues: (1) debt prepayment or debt extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (6) distributions received from equity method investees, (7) beneficial interests in securitization transitions and (8) separately identifiable cash flows and application of predominance principle. The Company adopted this guidance effective January 1, 2019 and it had no impact to the condensed consolidated statement of cash flows for the periods presented.

Business Combinations (Topic 805)

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects several areas of accounting, including acquisitions, disposals, goodwill and consolidation. This standard is effective for annual periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019. The Company adopted ASU 2017-01 effective January 1, 2019. The adoption of this guidance did not impact the consolidated financial statements and related disclosures.

Intangibles — Goodwill and Other (Topic 350)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), requiring an entity to no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. This standard is effective for annual and interim

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

periods beginning after December 15, 2022. Entities may early adopt the guidance for goodwill impairment tests with measurement dates after January 1, 2017. The Company adopted ASU 2017-04 effective January 1, 2019. The adoption of this guidance did not impact the consolidated financial statements and related disclosures.

Pronouncements Not Yet Adopted

Leases (Topic 842)

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”) that replaces the existing leasing guidance. Topic 842 establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This guidance also expands the requirements for lessees to record leases embedded in other arrangements and the required quantitative and qualitative disclosures surrounding leases. Accounting guidance for lessors is largely unchanged.

The Company is still assessing the impact Topic 842 will have on future revenue. The new accounting standard is effective for the annual reporting period ended December 31, 2021 with an effective date of January 1, 2021, and the interim reporting periods beginning January 1, 2022. Early adoption is permitted. Management is currently assessing the impact the adoption of this standard will have on the Company’s consolidated financial statements as well as the available transition methods.

Financial Instruments — Credit Losses (Topic 326)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This standard prescribes an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses, which is intended to result in the more timely recognition of losses. Under the CECL model, entities will estimate credit losses over the entire contractual term of the instrument from the date of initial recognition of the financial instrument.

Measurement of expected credit losses is to be based on relevant forecasts that affect collectability. The scope of financial assets within the CECL methodology is broad and includes trade receivables from certain revenue transactions and certain off-balance sheet credit exposures. Different components of the guidance require modified retrospective or prospective adoption. ASU 2016-13 is effective for the annual reporting period beginning on or after December 15, 2022. The Company believes ASU 2016-13 will only have applicability to the Company’s receivables from revenue transactions, or trade receivables, except those arising from rental revenues as ASU 2016-13 does not apply to receivables arising from operating leases. The Company is currently evaluating whether the new guidance, while limited to our non-operating lease trade receivables, will have an impact on the consolidated financial statements or existing internal controls.

Fair Value Measurement (Topic 820)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement, which amends the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. This ASU modifies disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted upon issuance of this update. Entities are permitted to early adopt any removed or modified disclosures upon issuance of the update and delay adoption of the additional disclosures until their effective date. The future impact of this guidance will depend on the nature of the Company’s activities.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — CORRECTION OF IMMATERIAL ERRORS

During the fourth quarter of 2019, the Company identified errors in accounting for revenues and cost of revenues resulting in an immaterial correction of errors in previously issued consolidated financial statements. Each of these errors affected periods beginning prior to 2018 through December 31, 2019. In accordance with Staff Accounting Bulletin (SAB) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, management evaluated the materiality of the errors from qualitative and quantitative perspectives, and concluded that while the errors did not, individually or in the aggregate, result in a material misstatement of the previously issued consolidated financial statements, correcting these errors in the fourth quarter ended December 31, 2019 would have been material to that quarter.

Due to the immaterial nature of the error corrections, the Company has recorded the net cumulative effect of these adjustments of $0.1 million for periods prior to 2018 as increase in the previously reported January 1, 2018 retained earnings of $10.6 million, resulting in a revised January 1, 2018 retained earnings of $10.7 million.

The adjustments cumulatively impacted the following balance sheet items as of December 31, 2018:

(In millions)	As Reported	Adjustment	As Corrected
Accounts receivable, net	$64.8	$1.1	$65.9
Property and equipment, net	153.0	(0.6)	152.4
Total assets	342.0	0.5	342.5
Deferred revenue	4.1	0.9	5.0
Retained earnings	$12.6	$(0.4)	$12.2

The errors discussed above resulted in an overstatement of net earnings of $0.4 million for the year ended December 31, 2018 as detailed in the table below:

(In millions)	As Reported	Adjustment	As Corrected
Rental revenue	$74.4	$(0.3)	$74.1
Net revenue	413.3	(0.3)	413.0
Rental depreciation	34.3	0.1	34.4
Cost of revenue	302.8	0.1	302.9
Gross profit	110.5	(0.4)	110.1
Income from operations	16.2	(0.4)	15.8
Net income	$1.9	$(0.4)	$1.5

NOTE 4 — REVENUE RECOGNITION

Upon the adoption of Topic 606 for its annual period ended December 31, 2019, effective January 1, 2019, the Company recognizes revenue in accordance with two accounting standards: 1) Topic 606 and 2) Topic 840 (which addresses lease accounting). As discussed in section “New Accounting Pronouncements”, Topic 842 will supersede Topic 840 effective January 1, 2021, and the interim reporting periods beginning January 1, 2022.

Under Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the business expects to be entitled to in exchange for those goods or services. Control is transferred when the customer has the ability to direct the use of and obtain the benefits from the goods or services.

The majority of the Company’s sales agreements contain performance obligations satisfied at a point in time when control is transferred to the customer. For agreements with multiple performance obligations, which are infrequent, judgment is required to determine whether performance obligations specified in these agreements are distinct and should be accounted for as separate revenue transactions for recognition purposes. In these types of agreements, the Company generally allocates sales prices to each distinct performance obligation based on the observable selling price.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — REVENUE RECOGNITION (cont.)

In accordance with Topic 606 accounting requirements, the impact of the adoption on the financial statement line items within the accompanying Consolidated Financial Statements as compared to Topic 605 was as follows:

	Year ended December 31, 2019
Consolidated Statements of Operations	As Reported	Balances without adoption of Topic 606	Effect of Changes
Revenues:
New and used equipment sales	244.6	246.1	(1.5)
Service revenue	92.7	92.7	—
Rental equipment sales	42.2	42.6	(0.4)
Cost of revenues:
New and used equipment sales	215.4	216.9	(1.5)
Service revenue	34.6	34.6	—
Rental equipment sales	36.4	36.8	(0.4)
Income from operations	11.7	11.7	—
Net loss	(35.4)	(35.4)	—

Upon adoption, the Company assessed its sale of extended warranty contracts under Topic 606, whereby the Company determined it is acting as an agent in these types of arrangements. As such, the sale of extended warranties are recorded on a net basis. Prior to the adoption of Topic 606, the Company recorded the sale of extended warranties on a gross basis.

Nature of Goods and Services

The following table summarizes the Company’s revenues as presented in the Consolidated Statement of Operations for the year ended December 31, 2019 by revenue type, and by the applicable accounting standard.

	Year ended December 31, 2019
Consolidated Statement of Operations	Topic 840	Topic 606	Total
Revenues:
New and used equipment sales	$1.5	$243.1	$244.6
Parts sales	—	82.7	82.7
Service revenue	—	92.7	92.7
Rental revenue	95.2	—	95.2
Rental equipment sales	—	42.2	42.2
Net revenue	$96.7	$460.7	$557.4

The Company believes that the disaggregation of revenues from contracts to customers as summarized above, together with the discussion below, depicts how the nature, amount, timing and uncertainty of its revenues and cash flows are affected by economic factors.

Leases revenues (Topic 840)

New and used equipment sales:    The Company enters into various equipment sale transactions with certain customers, whereby customers purchase equipment from the Company and then lease the equipment to a third party. In some cases, the Company provides a guarantee to repurchase the equipment back at the end of the lease term between the customer and third party lessee at a set residual amount set forth in the initial sales contract or pay the customer for the deficiency, if any, between the sale proceeds received for the equipment and the guaranteed minimum resale value. The Company is precluded from recognizing a sale of equipment when it is obligated or has an option to repurchase or guarantees the resale value of the equipment to the customer for contracts determined to be operating leases. For

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — REVENUE RECOGNITION (cont.)

these arrangements, because the Company generally receives the full amount of the consideration at the beginning of the arrangement, the Company initially records deferred revenue for the amount received and recognizes revenue on a pro-rata basis over the term of the contract under Topic 840.

Rental revenue:    Owned equipment rentals represent revenues from renting equipment. The Company accounts for these rental contracts as operating leases. The Company recognizes revenue from equipment rentals in the period earned, regardless of the timing of billing to customers. A rental contract includes rates for daily, weekly or monthly use, and rental revenues are earned on a daily basis as rental contracts remain outstanding. Because the rental contracts can extend across multiple reporting periods, the Company records unbilled rental revenues and deferred rental revenues at the end of each reporting period.

Revenues from contracts with customers (Topic 606)

The accounting for the different types of revenues pursuant to Topic 606 are discussed below. Substantially all of the Company’s revenues under Topic 606 are recognized at a point in time rather than over time.

New and used equipment sales:    With the exception of bill-and-hold arrangements, the Company’s revenues from the sale of new and used equipment are recognized at the time of delivery to, or pick-up by, the customer, which is when the customer obtains control of the promised good. Under bill-and-hold arrangements, revenue is recognized when all configuration work is complete and the equipment has been set aside for final shipment, at which point the Company has determined control has been transferred. The Company does not offer material rights of return.

Parts sales:    Revenues from the sale of parts are recognized at the time of pick-up by the customer for over the counter sales transactions. For parts that are shipped to a customer, the Company elected to use a practical expedient of Topic 606 and treat such shipping activities as fulfillment costs, thereby recognizing revenues at the time of shipment. The Company does not offer material rights of return.

Service revenue:    The Company records service revenue primarily from guaranteed maintenance and periodic maintenance contracts with customers. The Company recognizes periodic maintenance service revenues at the time such services are completed, which is when the customer obtains control of the promised service. The Company recognizes guaranteed maintenance service revenues over-time using an input method of costs incurred to estimated costs over the life of the related contract. Revenue recognized from guaranteed maintenance contracts totaled $15.7 million and $13.9 million for the years ended December 31, 2019 and 2018, respectively. The Company also records service revenue from extended warranty contracts whereby the Company performs service on behalf of the Original Equipment Manufacturer (“OEM”) or third-party warranty provider. See Note 4 for further details.

Rental equipment sales:    Certain rental agreements contain a rental purchase option, whereby the customer has an option to purchase the rented equipment during the term of the rental agreement. Revenues from the sale of rental equipment are recognized at the time the rental purchase option agreement has been approved and signed by both parties, as the equipment is already in the customer’s possession under the previous rental agreement, and therefore control has been transferred as title has been transferred.

Contract costs

The Company does not recognize assets associated with the incremental costs of obtaining a contract with a customer that the Company expects to recover (for example, a sales commission). Most of the Company’s revenue is recognized at a point in time or over a period of one year or less, and the Company has used the practical expedient that allows it to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less. The amount of revenue recognized over a period of greater than one year is insignificant.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — REVENUE RECOGNITION (cont.)

Receivables and contract assets and liabilities

The Company does not have material contract assets associated with contracts with customers. Contracts with customers do not generally result in material amounts billed to customers in excess of recognizable revenue. Deferred revenue associated with service contracts represents the unearned portion of fees related to guaranteed maintenance contracts for customers covering equipment purchased. These amounts are recognized based on an estimated rate at which the services are provided over the life of the contract. The Company did not recognize material revenues during the year ended December 31, 2019 that were included in the contract liability balance as of the beginning of the period.

Payment terms

The Company’s revenues do not include material amounts of variable consideration under Topic 606. Payment terms may vary by the type of customer, location, and the type of products or services offered. The time between invoicing and when payment is due is not significant, and contracts do not generally include a significant financing component. Contracts with customers do not generally result in significant obligations associated with returns, refunds or warranties. Refer to section “Concentration of Credit Risk” for a discussion on how the Company manages credit risk.

Contract estimates and judgments

The Company’s revenues accounted for under Topic 606 generally do not require significant estimates or judgments as the transaction price is generally fixed and clearly stated in the customer contracts. Contracts generally do not include multiple performance obligations, and accordingly do not require estimates of the standalone selling price for each performance obligation. Substantially all of the Company’s revenues are recognized at a point in time and the timing of the satisfaction of the applicable performance obligations is readily determinable. The Company’s revenues under Topic 606 are generally recognized at the time of delivery to, or pick-up by, the customer.

NOTE 5 — RELATED PARTY TRANSACTIONS

The Company leases a subset of its operating facilities from three real estate entities related through common ownership. Total rent expense under these lease agreements was $4.6 million for the year ended December 31, 2019 and $3.5 million for each of the year ended December 31, 2018. See Note 14 for a schedule of future minimum lease payments under operating leases with both related parties and unrelated third parties.

NOTE 6 — INVENTORIES

The components of inventories, net, consisted of the following (amounts in millions):

	December 31,
	2019	2018
New equipment	$92.8	$75.9
Used equipment	25.2	18.4
Work in process	3.3	3.5
Parts	24.8	18.5
	$146.1	$116.3
Accumulated depreciation	(7.0)	(5.2)
Inventory reserve	(1.9)	(1.4)
	$137.2	$109.7

Direct labor of $1.2 million incurred for open service orders was capitalized and included in work in process at both December 31, 2019 and 2018. The remaining work in process balance at both December 31, 2019 and 2018 primarily represents materials for open service orders.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — PROPERTY AND EQUIPMENT

Property and equipment, net, consisted of the following (amounts in millions):

	December 31,
	2019	2018
Rental fleet	$285.1	$223.5
Equipment and leasehold improvements:
Machinery and equipment	3.4	4.5
Autos and trucks	4.6	4.6
Leasehold improvements	7.0	4.8
Office equipment	2.3	1.8
Computer equipment	6.2	5.5
Total Cost	$308.6	$244.7

Less: accumulated depreciation and amortization
Rental fleet	(100.0)	(81.6)
Equipment and leasehold improvements	(12.1)	(10.6)
Total accumulated depreciation and amortization	(112.1)	(92.2)
	$196.5	$152.5

Total depreciation and amortization on property and equipment was $49.8 million and $36.4 million for the years ended December 31, 2019 and 2018, respectively. The Company had assets related to capital leases associated, which are included in the machinery and equipment balance above. Such assets had gross carrying values totaling $3.5 million and $3.3 million, and accumulated amortization balances totaling $1.3 million and $1.7 million, as of December 31, 2019 and 2018, respectively.

NOTE 8 — GOODWILL

The following table summarizes the in the carrying amount of goodwill in total and by reportable segment during the years ended December 31, 2018 and 2019, respectively (amounts in millions):

	Industrial Equipment	Construction Equipment	Total
Balance, January 1, 2018	$3.8	$0.9	$4.7
Additions	—	2.9	2.9
Balance, December 31, 2018	$3.8	$3.8	$7.6
Additions	1.0	—	1.0
Balance, December 31, 2019	$4.8	$3.8	$8.6

NOTE 9 — INTANGIBLE ASSETS

The Company reviewed its finite-lived intangible assets for impairment and determined that none of the assets were impaired during the years ended December 31, 2019 and 2018.

The gross carrying amount of intangible assets and accumulated amortization as of December 31, 2019 are as follows (amounts in millions):

	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationships	$5.4	$(2.8)	$2.6
Non-compete agreements	0.4	(0.3)	0.1
Tradenames	0.7	(0.4)	0.3
Total	$6.5	$(3.5)	$3.0

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — INTANGIBLE ASSETS (cont.)

The gross carrying amount of intangible assets and accumulated amortization as of December 31, 2018 are as follows (amounts in millions):

	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationships	$2.5	$(2.5)	$—
Non-compete agreements	0.3	(0.2)	0.1
Tradenames	0.4	(0.4)	—
Total	$3.2	$(3.1)	$0.1

Amortization of intangible assets during each of the years ended December 31, 2019 and 2018 was approximately $0.3 million.

As of December 31, 2019, estimated amortization expense for other intangible assets for each of the next five years and thereafter was as follows (amounts in millions):

Years ending December 31,	Amount
2020	$0.3
2021	0.3
2022	0.3
2023	0.3
2024	0.3
Thereafter	1.5
Total	$3.0

NOTE 10 — LINES OF CREDIT AND FLOOR PLANS

On May 1, 2019, the Company amended and restated their credit facility with its first lien lender by entering into the Fourth Amended and Restated First Lien Credit Agreement (“Amended and Restated Credit Agreement”) by and among Alta Enterprises, LLC, NITCO, LLC, the other credit parties named therein, the lenders named therein, JP Morgan Chase Bank, N.A., as Administrative Agent, and the syndication agents and documentation agent named therein.

The Amended and Restated Credit Agreement, among other things, (i) increased the floor plan financing facility with its first lien lender from $50 million to $85 million, (ii) increased the total aggregate amount of indebtedness of all floor plans from $200 million to $220 million, (iii) increased the revolving line of credit borrowing capacity from $40 million to $110 million, (iv) modified the revolving line of credit applicable margin to be based off of average quarterly availability as opposed to the total leverage ratio at the end of each quarter (v) provided for a term loan of $6.0 million, and (vi) modified financial covenants (as defined in the Amended and Restated Credit Agreement.

Line of Credit and Floor Plan — First Lien Lender

The Company has a revolving line of credit with its first lien holder with advances on the line being supported by eligible accounts receivable, parts, and otherwise unencumbered equipment inventories. The revolving line of credit has a maximum borrowing capacity of $110 million and interest cost is the London Interbank Offered Rate (“LIBOR”) plus an applicable margin or the CB Floating Rate, depending on the borrowing. As of December 31, 2019, and December 31, 2018, the Company had an outstanding revolving line of credit balance of $72.7 million and $27.8 million, respectively, excluding unamortized debt issuance costs. The effective interest rate was 3.9% at December 31, 2019.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LINES OF CREDIT AND FLOOR PLANS (cont.)

The Company has a floor plan financing facility with its first lien lender through syndication to finance new and used inventory and rental fleet equipment. This floor plan has a maximum borrowing capacity of $85 million. The interest cost for the first lien lender floor plan is LIBOR plus an applicable margin. The effective interest rate at December 31, 2019 was 4.5%. The floor plan is collateralized by substantially all assets of the Company. As of December 31, 2019, and December 31, 2018, the Company had an outstanding balance on their first lien lender floor plan facility of $77.9 million and $47.4 million, respectively, excluding unamortized debt issuance costs.

Original Equipment Manufacturer (“OEM”) Captive Lenders and Suppliers’ Floor Plans

The Company has floor plan financing facilities with several OEM captive lenders and suppliers for new and used inventory and rental equipment, each with borrowing capacities ranging from $10 million to $82.5 million. Certain floor plans provide for a five to twelve-month interest only or deferred payment period. In addition, certain floor plans provide for interest or principal free terms at the suppliers’ discretion. The Company routinely sells equipment that is financed under OEM captive lender floor plans prior to the original maturity date of the financing agreement. The related OEM captive lender floor plans payable is then paid at the time the equipment being financed is sold.

Included in these financing facilities are two NITCO floor plans with an OEM captive lender that have a combined borrowing capacity of $30 million. The first facility was entered into on May 1, 2019 and financed through Wells Fargo. The second facility was entered into on September 30, 2019 and financed through PNC. These floor plans are either secured by the equipment being financed or substantially all the assets of the Company, as well as operating company guarantees. The interest is LIBOR plus an applicable margin. The effective rates as of December 31, 2019 ranged from 5.3% to 5.8%. As of December 31, 2019 and December 31, 2018, the Company had an outstanding balance on these floor plans of $122.6 million and $129.4 million, respectively, excluding unamortized debt issuance costs.

The total aggregate amount of indebtedness related to floor plan financing activities (including the first lien lender floor plan) cannot exceed $220 million at any time. Total borrowings related to floorplan financing activities as of December 31, 2019 and December 31, 2018 was $200.5 million and $176.9 million, respectively, excluding unamortized debt issuance costs. For the years ended December 31, 2019, and December 31, 2018, the Company recognized interest expense associated with new equipment financed under its floor plan facilities of $2.9 million and $1.9 million, respectively.

Maximum borrowings under the floor plans and the revolving line of credit are limited to $330 million. The total amount outstanding was $272.7 million and $204.6 million, net of debt issuance costs of $0.5 million and $0.1 million, as of December 31, 2019 and December 31, 2018, respectively.

NOTE 11 — LONG-TERM DEBT

Notes Payable

The Company’s Amended and Restated Pledge and Security Agreement was executed in conjunction with their Amended and Restated Credit Agreement that was entered into on May 1, 2019. The Amended and Restated Pledge and Security Agreement was modified to include NITCO as a credit party to the agreement. Except as disclosed in Note 10, there were no other changes to the terms of the Amended and Restated Pledge and Security Agreement.

Notes Payable — Senior Lien Holder

On December 27, 2017, the Company entered into a note payable to a lender with an initial note commitment of $40 million, plus an additional delayed draw note commitment of $20 million. On April 31, 2018 and July 31, 2018, the Company borrowed $3.5 million and $5 million, respectively, against the $20 million delayed draw commitment. On May 1, 2019, the Company borrowed an additional $11.5 million against the $20 million delayed draw commitment. The notes bear payment-in-kind (PIK) interest at 10% on any unpaid principal amount from the date of issue through repayment, with all PIK interest added to the outstanding principal. The balance at December 31, 2019 includes the initial note commitment of $40 million and delayed draws totaling $20 million, plus PIK interest of approximately

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — LONG-TERM DEBT (cont.)

$11.2 million, accrued from the initial funding date through the end of the year. The note is secured by a second priority lien on substantially all of the assets of the Company, including a pledge of equity interests, and matures on June 27, 2023. In connection with the December 27, 2017 note, warrants were issued enabling the purchase of 25% of the common units outstanding on a fully diluted basis at $0.01 per warrant unit. See Note 12 for further discussion on the warrants issued.

Subordinated Debt

On December 27, 2017, the Company entered into notes payable to former shareholders of Alta Equipment Company, Inc., the former parent Company. The notes are unsecured, bear interest at 5%, with rights subordinated to the first lien lender and second lien lender. During the term of the notes, the Company shall pay to holders semi-annual installments of accrued interest only, but maintains the option to capitalize such accrued interest amounts into the principal sum of each note. The notes mature December 2027.

Term Loan

On December 27, 2017, the Company entered into a term loan of $6 million with its first lien lender through syndication, with an initial maturity date of June 2020. In May 2019, the Company retired this loan and entered into a new term loan of $6 million with its first lien lender through syndication, as part of the Amended and Restated Credit Agreement. The term loan matures in May 2021 and is payable in monthly installments of $0.25 million plus interest at LIBOR plus 4%. As of December 31, 2019, the effective interest rate was 5.9%. The loan is collateralized by substantially all assets of the Company and contains related party guarantees.

Notes Payable — OEM Captive Lender

On May 9, 2014, the Company entered into a Master Note Agreement with an OEM captive lender. These notes are payable in monthly installments, with interest ranging from 3.29% to 4.99%. The notes are secured by the specific assets financed and mature at various dates through October 2024.

The Company’s debt consists of the following (amounts in millions):

	December 31,
	2019	2018
Senior lien holder	$71.2	$53.2
OEM captive lender	14.8	18.8
Vehicles	0.0	0.1
Subordinated debt	6.7	6.7
First lien lender – term loan	4.3	3.6
Subtotal	$97.0	82.4
Unamortized debt issuance costs	(2.5)	(3.2)
Debt discount	(0.9)	(1.1)
Total debt	$93.6	78.1
Less: Current maturities of long-term debt, net	(7.1)	(8.0)
Long-term debt, net	$86.5	$70.1

As of December 31, 2019, the Company was in compliance with the financial covenants set forth in the agreement.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — LONG-TERM DEBT (cont.)

Long term debt maturities, excluding unamortized debt discounts and debt issuance costs, are as follows (amounts in millions):

Years ending December 31,	Amount
2020	$8.1
2021	5.1
2022	3.2
2023	73.4
2024	0.6
Thereafter	6.6
$97.0

NOTE 12 — WARRANTS

The Company granted warrants to purchase 33,333.33 shares of common units in connection with the stock purchase and redemption that occurred on December 27, 2017. The warrants have an exercise price of $0.01 and include a conditional put option, allowing the holder to require the Company to purchase the outstanding warrants, via a settlement upon the following events: (1) upon 75% repayment of senior indebtedness, (2) change in control from a sale transaction, and (3) the maturity of the related debt, which require the Company to settle the warrants in cash. The warrants expire December 27, 2027. The warrants also include a limited call right, where in the event of a sale transaction, the Company has the right to redeem all of the warrants simultaneously at a per common share price equal to the per unit set for the sale transaction. On February 14, 2020, B. Riley Principal Merger Corp. (BRPMC), consummated its acquisition of the Company, pursuant to the merger agreement dated December 12, 2019. See Note 22 for further discussion.

During the year ended December 31, 2019, the change in fair value of warrants is included in other income (expense) on the Consolidated Statements of Operations. See Note 18 for more information.

NOTE 13 — CAPITAL LEASES

At December 31, 2019 and 2018, the Company had capital leases payable to financial institutions in the amount of $2.2 million and $1.9 million, respectively. The assets and liabilities under these capital leases are initially recorded at the fair value of the assets under capital lease. The assets are depreciated over the lower of their related lease terms or their estimated useful lives.

Minimum future lease payments under capital leases described above for each of the next five years and in the aggregate are as follows (amounts in millions):

Years ending December 31,	Amount
2020	$0.8
2021	0.8
2022	0.4
2023	0.1
2024	0.1
$2.2
Less: current portion presented in Other current liabilities	(0.8)
Long-term capital lease obligation	$1.4

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Operating leases

The Company leases buildings and equipment under various operating leases with both related (see Note 5) and unrelated third parties. The leases expire at various dates through June 2034 and contain provisions to renew the leases for additional terms of five to fifteen years. Total lease expense under the third party operating leases for the years ended December 31, 2019 and 2018 was $10.9 million and $8.6 million, respectively. Included in rent expense for 2019 and 2018 is deferred rent expense of $0.7 million, and $0.6 million, respectively, attributable to third party and related party lease agreements with escalating rent payments.

Minimum future payments under the operating leases described above and in Note 5 for each of the next five years and thereafter and in the aggregate are as follows (amounts in millions):

Years ending December 31,	Amount
2020	$15.4
2021	13.2
2022	11.4
2023	9.3
2024	7.9
Thereafter	22.5
$79.7

Future guaranteed purchase obligations under capital leases for each of the next five years and thereafter are as follows (amounts in millions):

Years ending December 31,	Amount
2020	$3.6
2021	2.1
2022	2.5
2023	2.3
2024	1.6
Thereafter	0.4
12.5

Guarantees

At December 31, 2019 and 2018, the Company was party to certain contracts in which it guarantees the performance of lease agreements between various third-party leasing companies. The terms of the guarantees range from three to five years. In the event of a default by a third party lessee, the Company would be required to pay all or a portion of the remaining unpaid lease obligation as specified in the contract. The estimated exposure related to these guarantees was $3.3 million and $2.0 million at December 31, 2019 and 2018, respectively. It is anticipated that the third parties will have the ability to repay the debt without the Company having to honor the guarantee; therefore, no amount has been accrued on the Consolidated Balance Sheets at December 31, 2019 and 2018.

Legal Proceedings

During the years ended December 31, 2019 and 2018, various claims and lawsuits, incidental to the ordinary course of business, are pending against the Company. In the opinion of management, after consultation with legal counsel, resolution of these matters are not expected to have a material effect on the Company’s consolidated financial statements.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — OPERATING LEASES — LESSOR

The Company leases and subleases lift trucks to customers under operating lease agreements which expire at various dates through 2023. Approximate minimum rentals receivable under such leases for each of the next four years are as follows (amounts in millions):

Years ending December 31,	Amount
2020	$3.6
2021	2.6
2022	1.0
2023	0.1
$7.3

NOTE 16 — SELF INSURED

For the years ended December 31, 2019 and 2018, the Company has a consolidated self-insured group health plan that covers eligible employees. The Companies have accrued health insurance in the amount of $0.6 million and $0.4 million for both known claims and an estimated amount of claims incurred but not reported at December 31, 2019 and 2018, respectively. Health benefit plan expenses, including benefits paid and insurance premiums, totaled approximately $8.5 million and $8.2 million for the years ended December 31, 2019 and 2018, respectively.

NOTE 17 — EMPLOYEE BENEFIT PLANS

Employee 401(k) Profit Sharing Plan

Substantially all of the Company’s employees are eligible to participate in the Company’s 401(k) and profit-sharing plan. Eligible employees may contribute a percentage of their salary up to the Internal Revenue Service (“IRS”) limit. The Company may contribute a discretionary percentage, up to 8%, of the amount deferred by the employee. The Company may also contribute a discretionary profit sharing amount, as determined annually by the owners and management, to the plan each year. Total contributions to the plan amounted to approximately $1.3 million and $1.1 million for the years ended December 31, 2019 and 2018, respectively. The Company has funded or accrued all calculated contributions as of the Consolidated Balance Sheet date.

Equity Linked Incentive Plan

The Company has a Long-Term Equity Linked Incentive Plan (“the Plan”) to award key employees. The purpose of the Plan is to retain and attract key employees with an opportunity to receive additional compensation in connection with a change in control of the company (“qualifying event”). The plan permits the award of up to 15,686.28 incentive units and 7,843.14 appreciation rights. The Company did not award any incentive units or appreciation rights during the year ended December 31, 2019 or 2018. The awards will fully vest upon the qualifying event. Upon termination of employment for any reason other than death and disability, the awards will be forfeited. At December 31, 2019 there were 12,549 incentive units and 6,275 appreciation rights outstanding.

No expense or liability has been recognized in the accompanying consolidated financial statements as the likelihood of a qualifying event is not probable as of December 31, 2019. See Note 22 for discussion regarding the February 14, 2020 change of control.

NOTE 18 — FAIR VALUE INSTRUMENTS

The carrying value of financial instruments reported in the accompanying Consolidated Balance Sheets for cash, accounts receivable, accounts payable and accrued expenses payable and other liabilities approximate fair value due to the immediate or short-term nature or maturity of these financial instruments. Based upon current borrowing rates with similar maturities, which are Level 2 fair value inputs, the carrying value of lines of credit, long-term debt, and the guaranteed purchase obligations approximates the fair value as of December 31, 2019 and 2018.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — FAIR VALUE INSTRUMENTS (cont.)

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value on a recurring basis:

The Company has issued warrants, which are measured at fair value on a recurring basis (see Note 12). The Company initially recorded the warrants based on the fair value at the date of grant. The valuation methodology is primarily a market-based approach using participants in the industry of industrial and heavy-equipment retailing, wholesaling, and rental. A range of multiples were established taking company-specific risks into consideration and applied to Alta’s reported EBITDA to derive an implied enterprise value. To derive equity value, interest-bearing debt was removed.

The Company classifies these warrants as liabilities and remeasures the fair value at each balance sheet date using a market approach.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although management believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth, by level of hierarchy, the Company’s recurring measures at fair value as of December 31, 2019 (amounts in millions):

	Level 1	Level 2	Level 3
Liabilities: Warrants	$—	$—	$29.6

The following table sets forth, by level of hierarchy, the Company’s recurring measures at fair value as of December 31, 2018 (amounts in millions):

	Level 1	Level 2	Level 3
Liabilities: Warrants	$—	$—	$1.7

The following is a summary of changes to level 3 instruments during the year ended December 31, 2019, which were recognized in a separate line item on the Consolidated Statements of Operations (amounts in millions):

Balance, January 1	$1.7
Warrants granted during the period	—
Change in fair value during the period	27.9
Balance, December 31	$29.6

The following table represents the Company’s level 3 financial instruments, the valuation techniques used to measure the fair value of those financial instruments as of December 31, 2019 and 2018, respectively, and the significant unobservable inputs and the ranges of value to those inputs (amounts in millions):

Instrument	Fair Value 12/31/19	Fair Value 12/31/18	Principal Valuation Technique	Significant Unobservable Inputs
Warrants	$29.6	$1.7	Market approach	See above

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — BUSINESS COMBINATIONS

C&M Dahlen Inc.

Alta Construction Equipment IL, LLC entered into an asset purchase agreement on April 13, 2018 to purchase the assets of C&M Dahlen, Inc., d/b/a Elite Heavy Equipment Service (“Elite”). Elite is a provider of field service, preventative maintenance, weld-bore repair, welding and fabrication, component rebuilding, and in-shop repairs in the Spring Grove, Illinois area. The acquisition took place to expand Alta Construction Equipment IL, LLC’s presence in Illinois. Total consideration paid amounted to $4.6 million.

The goodwill of $2.9 million arising from the acquisition consists largely of an assembled workforce and is expected to be deductible for income tax purposes. The total balance of goodwill was allocated to the Construction Equipment segment.

The acquisition has been accounted for as a purchase business combination. Under the purchase method of accounting, the assets and liabilities assumed are recorded at the date of acquisition at their respective fair values.

The fair value of accounts receivable was determined based on amounts considered recoverable through subsequent collection. The fair value of the property, plant, and equipment was estimated to approximate its acquisition date net book value.

Costs and expenses related to the acquisition have been expensed as incurred in operating expenses. Total acquisition costs expensed were approximately $0.1 million.

The following table summarizes the net assets acquired from the acquisition (amounts in millions):

Cash	$0.3
Accounts receivable	0.7
Property, plant, and equipment	1.0
Goodwill	2.9
Total Assets	$4.9

Accrued liabilities	(0.3)
Total Liabilities	$(0.3)

Net Assets Acquired	$4.6

Northland Industrial Truck Co., Inc.

On May 1, 2019, the Company purchased the assets of Northland Industrial Truck Co., Inc. for a total purchase price of $65.6 million. In connection with the purchase, NITCO, LLC was created.

The goodwill of $1.0 million arising from the acquisition consists largely of an assembled workforce and is expected to be deductible for income tax purposes. The total balance of goodwill was allocated to the Industrial Equipment segment.

The acquisition has been accounted for as a purchase business combination. Under the purchase method of accounting, the assets and liabilities assumed are recorded at the date of acquisition at their respective fair values.

The fair value of accounts receivable was determined based on amounts considered recoverable through subsequent collection. The fair value of inventory and property, plant, and equipment were estimated to approximate their respective acquisition date net book values.

Costs and expenses related to the acquisition have been expensed as incurred in operating expenses. Total acquisition costs expensed were approximately $0.3 million.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — BUSINESS COMBINATIONS (cont.)

The following table summarizes the net assets acquired from the acquisition (amounts in millions):

Accounts receivable	$13.9
Other current & non-current assets	0.5
Inventory	35.7
Guaranteed purchase obligation asset	9.7
Property, plant, and equipment	18.8
Identifiable intangible assets	3.3
Goodwill	1.0
Total Assets	$82.9

Accounts payable	(5.2)
Guaranteed purchase obligation liability	(9.7)
Capital lease obligations	(1.3)
Other liabilities	(1.1)
Total Liabilities	$(17.3)

Net Assets Acquired	$65.6

The following table reflects the estimated fair values and useful lives of the acquired intangible assets identified based on the Company’s purchase accounting assessments (amounts in millions):

	Fair Value	Life (years)
Customer relationships	$2.9	10
Tradenames	0.3	10
Non-compete agreements	0.1	5
Fair value of intangible assets acquired	$3.3

See Note 9 for the Company’s expected future amortization of intangible assets.

Pro forma financial information

The Company completed the NITCO acquisition on May 1, 2019. Therefore, operating results of NITCO are included in the Company’s condensed Consolidated Statement of Operations from May 1, 2019. Pursuant to “ASC” 805, pro forma disclosures should be reported whenever the year or interim period of the acquisition is presented. Since the NITCO acquisition was completed in the period ended December 31, 2019, the pro forma information below gives effect to the NITCO acquisition as if the acquisition occurred on January 1, 2018.

	Period Ended December 31, 2018 (amounts in millions)
	The Company	NITCO	Total
Total revenues	$413.0	$94.5	$507.5
Net income	$1.5	$2.0	$3.5

Transaction related costs(1)	(0.3)	0.0	(0.3)
Business components not acquired(2)	0.0	(0.1)	(0.1)
Intangible asset amortization(3)	(0.3)	0.0	(0.3)
Interest expense(4)	(2.4)	(0.7)	(3.1)
Elimination of historic interest expense(5)	0.0	1.2	1.2
Pro forma net income (loss)	$(1.5)	$2.4	$0.9

____________

(1)      Reflects non-recurring costs related to the acquisition that were reflected in periods subsequent to December 31, 2018. In accordance with ASC 805, these costs are included in the pro forma amounts as if the transaction had occurred on January 1, 2018. As such, they were incorporated in the pro forma adjustment above.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — BUSINESS COMBINATIONS (cont.)

(2)      Reflects an adjustment to remove components of the business that were included in the historical financial statements that were not acquired; as well as the inclusion of rent expense for the lease of the Northland facility from the previous owners that was entered into upon consummation of the acquisition. As such, the historical financial statements are adjusted for the related impact.

(3)      Reflects the amortization expense recorded for the intangible assets that were identified as part of the preliminary purchase price allocation analysis.

(4)      Reflects an adjustment to interest expense resulting from the interest on the new debt to finance the acquisition of NITCO on May 1, 2019 and amortization of the associated debt issuance costs. The adjustment reflects the amount recorded for the period as if the refinance occurred on January 1, 2018.

(5)      Reflects the adjustment to remove historical interest expense associated with the NITCO debt that was paid down as a part of the debt refinance.

	Period Ended December 31, 2019 (amounts in millions)
	The Company	NITCO	Total
Total revenues	$557.4	$45.2	$602.6
Net income	$(35.4)	$1.0	$(34.4)
Pro forma adjustments to net income:
Transaction related costs(1)	(0.3)	0.0	(0.3)
Intangible asset amortization(2)	(0.1)	0.0	(0.1)
Interest expense(3)	(1.1)	(0.3)	(1.4)
Elimination of historic interest expense(4)	0.0	0.5	0.5
Pro forma net income (loss)	$(36.9)	$1.2	$(35.7)

____________

(1)      Reflects non-recurring costs related to the acquisition that were reflected in the 12-months ended December 31, 2019. In accordance with ASC 805, these costs are to be included in the pro forma amounts as if the transaction had occurred on January 1, 2018. As these costs have been reflected in the table above, they were removed from this period.

(2)      Reflects the amortization expense recorded for the intangible assets that were identified as part of the purchase price allocation analysis.

(3)      Reflects an adjustment to interest expense resulting from the interest on the new debt to finance the acquisition of NITCO on May 1, 2019 and amortization of the associated debt issuance costs.

(4)      Reflects the adjustment to remove historical interest expense associated with the NITCO debt that was paid down as a part of the debt refinance.

NOTE 20 — UNION PENSION PLAN

During the year ended December 31, 2018 the Company began contributing to several multiemployer defined benefit pension plans under collective bargaining agreements that cover certain union represented employees. The risks of participating in such plans are different from the risks of single-employer plans, in the following respects:

(a)     Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;

(b)    If a participating employer ceases to contribute to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and

(c)     If the Company ceases to have an obligation to contribute to the multiemployer plan in which the Company had been a contributing employer, the Company may be required to pay to the plan an amount based on the underfunded status of the plan and on the history of the Company’s participation in the plan prior to the cessation of its obligation to contribute.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — UNION PENSION PLAN (cont.)

The Company’s participation in multiemployer plans for the annual period ended December 31, 2019 and 2018 is outlined in the table below. For each plan that is individually significant to the Company, the following information is provided:

•        The “Pension Protection Act Zone Status” available is for plan years that ended in 2019 and 2018. The zone status is based on information provided to the Company and other participating employers by each plan and is certified by the plan’s actuary. This indicates the funded status of the plan with the status indicated by the colors of green, yellow, and red with green being the most funded and red being the least funded.

•        The “FIP/RP Status Pending/Implemented” column indicates whether a Funding Improvement Plan, as required under the Code to be adopted by plans in the “yellow” zone, or a Rehabilitation Plan, as required under the Code to be adopted by plans in the “red” zone, is pending or has been implemented as of the end of the plan year.

•        The “Surcharge Imposed” column indicates whether a surcharge was paid during the most recent annual period presented for the Company’s contributions to any plan in the red zone in accordance with the requirements of the Code. The last column lists the expiration dates of the collective bargaining agreements pursuant to which the Company contributed to the plans.

There are no plans where the amount contributed by the Company represents more than 5% of the total contributions to the plan for the years ended December 31, 2019, and 2018.

Multiple Employer Pension Plans (amounts in thousands):

Pension Fund	EIN	Pension Protection Act Zone Status & Plan Year-End		FIP/RP Status	Contributions of Alta Enterprises, LLC and Subsidiaries		Surcharge Imposed	Expiration Date of Collective- Bargaining Agreement
		2019	2018		2019	2018
Operating Engineers I.U.O.E. Local 37 Pension Trust	52-6128064	Green 12/31/2018	Green 12/31/2017	None	$10	$12	No	3/31/2020
Midwest Operating Engineers Local Union No. 150 Pension Trust Fund	36-6140097	Green 3/31/2019	Yellow 3/31/2018	None	1,186	552	No	5/31/2021
Operating Engineers Local Union No. 324 Pension Fund	38-1900637	Red 4/30/2018	Red 4/30/2018	RP Implemented	745	188	No	9/30/2021
Central Pension Fund of the International Union of Operation Engineers Local Union No. 639	36-6052390	Green 1/31/2019	Green 1/31/2018	None	70	42	No	3/31/2021
					$2,011	$794

NOTE 21 — SEGMENTS

The Company has two reportable segments: Industrial Equipment and Construction Equipment. The Company’s segments are determined based on management structure, which is organized based on types of products sold, as described in the following paragraph. The operating results for each segment are reported separately to the Company’s Chief Executive Officer to make decisions regarding the allocation of resources, to assess the Company’s operating performance and to make strategic decisions.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 — SEGMENTS (cont.)

The Industrial Equipment segment is principally engaged in operations related to the sale, service, and rental of lift trucks in the states of Michigan, Illinois, and Indiana, as well as parts of the northeastern United States. The Construction Equipment segment is principally engaged in operations related to the sale, service, and rental of construction equipment in the states of Michigan and Illinois.

The profitability measure used to evaluate segment performance is earnings before taxes, which is the same as net income for the periods presented as the Company is a pass-through entity for tax purposes as discussed in Note 1.

The Company retains various unallocated expense items at the general corporate level, which the Company refers to as “Alta Enterprises” in the table below.

The following table presents the Company’s results of operations by reportable segment for the year ended December 31, 2019 (amounts in millions):

	Industrial Equipment	Construction Equipment	Alta Enterprises	Total
New and used equipment sales	$151.1	$93.5	$0.0	$244.6
Parts sales	50.1	32.6	—	82.7
Service revenue	66.8	25.9	—	92.7
Rental revenue	38.3	56.9	—	95.2
Rental equipment sales	6.0	36.2	—	42.2
Total revenue	$312.3	$245.1	$0.0	$557.4

Interest expense	4.6	7.8	8.1	20.5
Depreciation and amortization	17.0	33.1	—	50.1
Net income (loss)	$11.6	$(6.1)	$(40.9)	$(35.4)

The following table presents the Company’s results of operations by reportable segment for the year ended December 31, 2018 (amounts in millions):

	Industrial Equipment	Construction Equipment	Alta Enterprises	Total
New and used equipment sales	$92.5	$89.2	$0.0	$181.7
Parts sales	34.7	26.6	—	61.3
Service revenue	44.4	17.2	—	61.6
Rental revenue	29.8	44.3	—	74.1
Rental equipment sales	0.9	33.4	—	34.3
Total revenue	$202.3	$210.7	$0.0	$413.0

Interest expense	3.1	6.0	6.0	15.1
Depreciation and amortization	11.3	25.4	—	36.7
Net income (loss)	$9.5	$(1.3)	$(6.7)	$1.5

The following table presents the Company’s identified assets by reportable segment for the years ended December 31, 2019 and December 31, 2018 (amounts in millions):

	December 31, 2019	December 31, 2018
Segment assets:
Industrial equipment	$207.5	$104.1
Construction equipment	246.0	238.5
Alta Enterprises	0.7	—
Total assets	$454.2	$342.6

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — SUBSEQUENT EVENTS

On February 14, 2020, BRPMC, consummated its acquisition of the Company, pursuant to the merger agreement dated December 12, 2019.

BRPMC was an acquisition company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Upon consummation of the acquisition, BR Canyon Merger Sub Corp. (“Merger Sub”), a wholly-owned subsidiary of BRPMC, merged with and into the Company, the separate corporate existence of Merger Sub ceased, and the Company became a wholly owned subsidiary of BPRMC.

The aggregate consideration for the Company was approximately $403 million, consisting of (i) BRPMC’s pay off of the Company’s existing gross debt in the amount of $314 million, (ii) approximately $13 million in cash to the Company’s existing shareholders and (iii) an aggregate of 7,600,000 shares of common stock valued at $10.00 per share issued to the holders of equity and equity-linked securities in the Company. The Company’s existing gross debt includes the fair value of warrants issued in 2017, the terms of which contained a limited call right exercisable by the Company upon consummation of a qualifying change in control event. See Note 12 for further discussion regarding the warrants. See Note 17 for further discussion regarding the equity-linked securities.

The acquisition is accounted for as a reverse recapitalization, in accordance with ASC Topic 805, Business Combinations. The Company has been determined to be the accounting acquirer. Accordingly, the acquisition will be accounted for as if the Company issued stock for the net assets of BRPMC, accompanied by a recapitalization. The net assets of BRPMC will be stated at historical cost, with no goodwill or other intangible assets recognized. Operations prior to the acquisition with be those of the Company.

On February 14, 2020, in connection with BRPMC’s acquisition of the Company, the Company consummated its acquisition of FlaglerCE Holdings, LLC and Flagler Construction Equipment, LLC (together, “Flagler”) to purchase substantially all the assets and certain specified liabilities of Flagler.

On February 14, 2020, also in connection with BRPMC’s acquisition of the Company, the Company consummated its acquisition of Liftech Equipment Companies, Inc. and FMV Associates, LLC (together, the “Liftech”) to purchase substantially all the assets and certain specified liabilities of Liftech.

The combined consideration for the Liftech and Flagler acquisitions totaled approximately $93.3 million, and was financed with the proceeds received in connection with BRPMC’s acquisition of the Company.

Immediately prior to the closing of its acquisition of the Company, BRPMC executed the following equity transactions:

•        Issued to a subsidiary, B. Riley Principal Investments, LLC, (BRPI), 2,500,000 shares of common stock for $10.00 per share, for an aggregate purchase price of $25,000,000, plus 1,250,000 warrants.

•        Issued to certain institutional and accredited investors (the “PIPE” investors) an aggregate of 3,500,000 shares of common stock for $10.00 per share, for an aggregate purchase price of $35,000,000, plus an additional 178,947 inducement shares.

•        Transferred to the PIPE investors an aggregate of 1,275,000 inducement warrants. In connection therewith, B. Riley Principal Sponsor Co., LLC (“the Sponsor”) forfeited 178,947 shares of BRPMC common stock to BRPMC for cancellation for no consideration.

•        BRPI and the Sponsor transferred an aggregate of 1,275,000 warrants to BRPMC for no consideration.

ALTA EQUIPMENT HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — SUBSEQUENT EVENTS (cont.)

On February 3, 2020, BRPMC entered into credit agreements for the purpose of financing the repayment of the Company’s existing debt, a portion of the consideration payable under its acquisition of the Company, and costs and expenses incurred in conjunction with the acquisition and general corporate expenditures. The credit facilities are comprised of a second lien note purchase agreement in an aggregate principal amount of $155 million and an asset based loan revolving credit facility in an aggregate principal amount of up to $300 million, with $115 million drawn on upon consummation of the acquisition.

Also on February 3, 2020, BRPMC entered into an asset-based revolving floor plan facility that provides for borrowings of up to the lesser of $40 million, less outstanding loans and letters of credit.

On February 7, 2020, the Company entered into a revolving floor plan facility, which consolidated, amended and restated the existing credit facilities with an OEM captive lender to provide for borrowings of up to $82 million.

In connection with the closing of the acquisition on February 14, 2020, BRPMC changed its name from “B. Riley Principal Merger Corp.” to “Alta Equipment Group Inc.”

On February 18, 2020, The Company’s shares of common stock and warrants began trading on the NYSE under the symbols “ALTG” and “ALTG WS,” respectively.

On March 3, 2020, the Board of Directors of Alta Equipment Group Inc. authorized and approved a share repurchase program for up to $10 million of the outstanding shares of the Company’s common stock. As of the date of this filing, the Company repurchased approximately 489,300 shares at an aggregate price of approximately $3.0 million under the program.

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. As of the date of this filing, the Company’s operations have not been significantly impacted, however, the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date as no triggering events or changes in circumstances had occurred as of year-end; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.